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                                  Exhibit 11.1

              Statement Regarding Computation of Per Share Earnings
                     TB Wood's Corporation and Subsidiaries
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December 27, 2002
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(in thousands except per share amounts)                                   2002                2001                2000
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
Net (loss) income                                                        $(1,050)            $2,906              $6,145
Basic:
   Net (loss) income per common share                                     $(0.20)             $0.55               $1.12
   Weighted average shares of common stock and equivalents
   outstanding                                                             5,232              5,332               5,468
Diluted:
   Net (loss) income per common share                                     $(0.20)             $0.54               $1.12
   Weighted average shares of common stock
   and equivalents outstanding                                             5,232              5,355               5,473

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